SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2012

ATRICURE, INC.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6217 Centre Park Drive
West Chester, OH		45069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 755-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

The information under Item 5.02 below is incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On November 1, 2012, AtriCure, Inc. (“AtriCure” or the “Company”) issued a press release regarding its financial results for the third quarter ended September 30, 2012. The Company will hold a conference call on November 1, 2012 at 4:30 p.m. Eastern Time to discuss the financial results. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

The information in this Item 2.02 to Form 8-K and in the press release attached as Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in Item 2.02 of this Form 8-K and Exhibit 99.1 shall not be incorporated by reference in any filing or other document under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in any such filing or document.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 1, 2012, Michael H. Carrel, age 42, has been appointed as President and Chief Executive Officer and a member of the Board of Directors of AtriCure. Prior to joining AtriCure, Mr. Carrel was the President and Chief Executive Officer of Vital Images (Nasdaq: VTAL) from 2008 until it was sold to Toshiba in 2011; he stayed on as Chief Executive Officer of the new business unit within Toshiba until 2012. He originally joined Vital Images in January of 2005 as Chief Operating and Financial Officer.

The Company and Mr. Carrel have entered into an Employment Agreement (the “Agreement”) pursuant to which Mr. Carrel will be paid a base salary of $500,000 per year, a signing bonus of $40,000 and a year-end bonus of $62,500. In subsequent years, Mr. Carrel will be eligible to receive a year-end annual bonus, if any, the potential of which is a target of 75% of his base salary and the maximum of which is 125% of the target. Additionally, under the terms of the Agreement, Mr. Carrel will be granted options to purchase 350,000 shares of the Company’s common stock under the Company’s 2005 Equity Incentive Plan (the “Incentive Plan”) at a per-share exercise price equal to the fair market value of the Company’s common stock on the date of grant. Of the options to purchase 350,000 shares, 125,000 are time-based and 225,000 are performance-based. He will also receive a grant of 66,667 restricted shares of the Company’s common stock under the Incentive Plan. The Company will reimburse Mr. Carrel for certain out-of-pocket expenses, including temporary housing.

Pursuant to the terms of the Agreement, there is no required minimum period of employment and either the Company or Mr. Carrel may terminate his employment under the Agreement at any time for any reason or no reason. If Mr. Carrel voluntarily terminates the Agreement, he must give the Company at least 60 days’ prior written notice. If the Company voluntarily terminates the Agreement, the Company is not obligated to give Mr. Carrel any prior written notice. In the event that the Company terminates the employment of Mr. Carrel Without Cause or if he terminates his employment for Good Reason, each as defined in the Agreement, Mr. Carrel is entitled to a severance payment equal to twelve months of his then base salary plus a pro-rata portion of the target bonus through the date of termination. If such termination occurs during a change of control period, Mr. Carrel is entitled to a severance payment equal to up to twenty-four months of his then base salary plus his target bonus for the severance period. Mr. Carrel will be indemnified by the Company and covered by its directors’ and officers’ liability insurance policy.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 5.02 by reference. Please see the Agreement attached as an exhibit to this Form 8-K for further information.

Also effective November 1, 2012, M. Andrew Wade, age 37, Vice President, Finance of the Company, was appointed Principal Accounting and Financial Officer. Mr. Wade has served the Company for approximately five years in various financial and accounting functions and during that time has been assisting the Company with the preparation and filing of its periodic reports on Form 10-K and Form 10-Q with the U.S. Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	Employment Agreement between AtriCure, Inc. and Michael H. Carrel

99.1	Press Release dated November 1, 2012

99.2	Press Release dated November 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRICURE, INC.

Dated: November 1, 2012	By:	/s/ M. Andrew Wade
M. Andrew Wade
Vice President, Finance